UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 24, 2008

GSC ACQUISITION COMPANY
(Exact name of registrant as specified in charter)

DELAWARE	001-33553	20-5779392
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Campus Drive, Suite 220, Florham Park, NJ 07932
(Address of principal executive offices)

(973) 437-1000
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5.  Corporate Governance and Management.

Item 5.02.  Election of Directors.

On June 24, 2008, the Board of Directors of GSC Acquisition Company (the “Company”) increased the number of members of the Board of Directors from six to seven, and elected Richard W. Detweiler and Daniel R. Sebastian to the Board of Directors, filling both an existing vacancy and the newly created directorship.  Mr. Sebastian was named a member of the Audit Committee of the Board of Directors and chair of that committee and Mr. Detweiler was named a member of the Nominating and Governance Committee of the Board of Directors.

Mr. Detweiler is currently a Managing Director and principal of Carlisle Enterprises, LLC, a private equity investment firm, and is a member of the board of directors of Aeromet Holding, Inc., Hyco International, Inc. and UVP, Inc.

Mr. Sebastian is president and Chief Executive Officer of MW Industries, Inc., a manufacturer of springs and specialty fasteners, and is a member of the board of directors of Scovill Inc. and the Spring Manufacturers Institute.

Also on June 24, 2008, GSC Secondary Interest Fund, LLC, a Delaware limited liability company and the initial stockholder of the Company, agreed to transfer to each of Messrs. Detweiler and Sebastian 5,000 shares of the Company’s common stock, subject to consummation by the Company of its initial business combination, expiration of transfer restrictions applicable to such common stock and certain other terms and conditions.  A copy of the agreements relating to such transfers are attached as Exhibits 99.1 and 99.2 hereto.

Section 9.  Exhibits

Item 9.01. Exhibits.

(d) Exhibits. The following exhibits are being furnished as part of this Report.

Exhibit Number	Description

99.1	Initial Founder’s Shares Transfer Agreement June 24, 2008 among GSC Acquisition Company, GSC Secondary Interest Fund, LLC and Richard W. Detweiler
99.2	Initial Founder’s Shares Transfer Agreement dated June 24, 2008 among GSC Acquisition Company, GSC Secondary Interest Fund, LLC and Daniel R. Sebastian

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSC Acquisition Company

Date:	June 24, 2008	By:	/s/ Peter Frank
			Name:	Peter R. Frank
			Title:	Chief Executive Officer